===============================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MYRIAD GENETICS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             MYRIAD GENETICS, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        [LOGO OF MYRIAD GENETICS, INC.]
                             MYRIAD GENETICS, INC.

                                                               October 13, 1998

Dear Stockholder,

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Myriad Genetics, Inc. (the "Company") to be held at 9:00 a.m. on Thursday, November 12, 1998, at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah.

  At the Annual Meeting, two persons will be elected to the Board of Directors. The Company will also ask the stockholders to ratify the selection of KPMG Peat Marwick LLP as the Company's independent public accountants. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

  We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged promptly to complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          /s/ Peter D. Meldrum

                                          Peter D. Meldrum
                                          President and Chief Executive
                                           Officer

                            YOUR VOTE IS IMPORTANT.
                    PLEASE RETURN YOUR PROXY CARD PROMPTLY.

                             MYRIAD GENETICS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD NOVEMBER 12, 1998

To the Stockholders of Myriad Genetics, Inc.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Myriad Genetics, Inc., a Delaware corporation (the "Company"), will be held on Thursday, November 12, 1998, at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, at 9:00 a.m. for the following purposes:

  1. To elect two members to the Board of Directors to serve for a term ending in 2001.

  2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

  3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on September 18, 1998 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

  All Stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Corenne Wooldridge

                                          Corenne Wooldridge
                                          Secretary

October 13, 1998

                             MYRIAD GENETICS, INC.
                                320 WAKARA WAY
                          SALT LAKE CITY, UTAH 84108

                                (801) 584-3600

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myriad Genetics, Inc., a Delaware corporation (the "Company"), of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, on Thursday, November 12, 1998, at 9:00 a.m., and any adjournments thereof (the "Meeting").

  Where the Stockholder specifies a choice on the enclosed proxy card as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for director named herein and FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting.

  The affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to approve the proposal to approve the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants. The election of directors requires a plurality of the shares voted affirmatively or negatively at the Meeting. With respect to the tabulation of votes on the matters proposed for the consideration of the Stockholders at the Meeting, abstentions and broker non-votes will have no effect on the vote.

  The close of business on September 18, 1998 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on September 18, 1998, the Company had 9,345,535 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

  This Proxy Statement and the accompanying proxy are being mailed on or about October 13, 1998 to all Stockholders entitled to notice of and to vote at the Meeting.

  The Annual Report to Stockholders for the fiscal year ended June 30, 1998 ("Fiscal 1998") is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                                SHARE OWNERSHIP

  The following table sets forth certain information as of August 28, 1998 concerning the ownership of Common Stock by each Stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, each current member of the Board of Directors, each executive officer named in the Summary Compensation Table on p. 7 hereof, and all current directors and executive officers as a group.

                                                             SHARES
                                                      BENEFICIALLY OWNED(1)
                                                      -------------------------
                 NAME AND ADDRESS**                     NUMBER       PERCENT
                 ------------------                   ------------- -----------
Bayer Corporation....................................       588,235       6.3%
 400 Morgan Lane
 West Haven, CT 06516
UBS Asset Management (New York) Inc.(2)..............       650,000       7.0%
 1345 Avenue of the Americas
 New York, NY 10105
Forstmann-Leff Associates Inc.(3)....................       476,500       5.1%
 590 Madison Avenue
 New York, NY 10022
Peter D. Meldrum(4)..................................       207,870       2.2%
Mark H. Skolnick, Ph.D.(5)...........................       536,013       5.7%
Jay M. Moyes(6)......................................        27,400         *
Arnold Oliphant, Ph.D.(7)............................        10,550         *
Janet E. Haskell(8)..................................        59,500         *
Walter Gilbert, Ph.D.(9).............................       171,470       1.8%
John J. Horan(7).....................................        63,214         *
Arthur H. Hayes, M.D.(7).............................        30,500         *
Dale A. Stringfellow, Ph.D.(7).......................        10,871         *
Alan J. Main, Ph.D. .................................             0        --
Michael J. Berendt, Ph.D. ...........................             0        --
All executive officers and directors as a group (12
 persons)(10)........................................     1,057,988      11.0%

--------
  * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.
 ** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.
 (1) The number of shares of Common Stock issued and outstanding on August 28, 1998 was 9,345,535 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at August 28, 1998, plus shares of Common Stock subject to options held by such person at August 28, 1998 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.
 (2) This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission and dated February 13, 1998. UBS Asset Management (New York) Inc. has sole dispositive power over all such shares.
 (3) This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission and dated February 11, 1998. Consists of 65,900 shares of Common Stock over which Forstmann-Leff Associates Inc. ("Forstmann") has sole dispositive and voting power and 410,600 shares of Common Stock over which Forstmann shares dispositive and voting power with FLA Advisers L.L.C. ("FLA"). The managing members of FLA are principals of Forstmann.
 (4) Includes 34,000 shares of Common Stock subject to currently exercisable options.
 (5) Includes shares held directly by Dr. Skolnick and his wife, shares held by a family limited partnership of which Dr. Skolnick is a general partner, as well as shares held by certain family members. Also includes 118,942 shares of Common Stock subject to currently exercisable options.
 (6) Includes 24,614 shares of Common Stock subject to currently exercisable options.
 (7) Consists of shares of Common Stock subject to currently exercisable options.
 (8) Includes 54,500 shares of Common Stock subject to currently exercisable options.
 (9) Includes 76,485 shares of Common Stock owned by Dr. Gilbert's wife, as to which Dr. Gilbert disclaims beneficial ownership. Also includes 18,500 shares of Common Stock subject to currently exercisable options.
(10) Includes 311,391 shares of Common Stock subject to currently exercisable options.

                                  MANAGEMENT

DIRECTORS

  The Company's Restated Certificate of Incorporation and Restated By-Laws provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Company's Restated Certificate of Incorporation and Restated By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently is fixed at eight directorships and is divided into three classes. The Class I Directors with a term ending in 2000 are Michael J. Berendt, Ph.D., Alan J. Main, Ph.D., and Dale A. Stringfellow, Ph.D.; the Class II Directors with a term ending in 1998 are Peter D. Meldrum and Mark H. Skolnick, Ph.D.; and the Class III Directors with a term ending in 1999 are Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and John J. Horan. The Class II Directors will be elected at the upcoming Meeting for a term ending in 2001. At each annual meeting of Stockholders, directors are elected for a full term of three years.

  Novartis Corporation ("Novartis") and Bayer Corporation ("Bayer") each have Board representation rights which were granted in connection with their strategic collaborations with the Company. Under the collaboration agreements, the Company must nominate one representative of each of Novartis and Bayer for election to the Board of Directors. Further, certain Company stockholders-- Mark H. Skolnick, Ph.D., Angela A. Skolnick, Walter Gilbert, Ph.D. and Celia Gilbert (and, in the case of Bayer, the Skolnick Family Limited Partnership)-- have agreed to vote in favor of such nominees for election to the Board. Dr. Main, a Director of the Company since April 1995, is Novartis' current representative on the Board. Dr. Berendt is Bayer's current representative and has served as a Director of the Company since February 1997.

  The names of the Company's current directors and certain information about them are set forth below:

           NAME             AGE            POSITION WITH THE COMPANY
           ----             ---            -------------------------
  John J. Horan............  78 Chairman of the Board of Directors
  Walter Gilbert, Ph.D. ...  66 Vice Chairman of the Board of Directors
  Peter D. Meldrum.........  51 President, Chief Executive Officer, Director
  Mark H. Skolnick Ph.D....  52 Chief Scientific Officer, Executive Vice
                                President of Research and Development, Director
  Arthur H. Hayes, Jr.,      65 Director
   M.D. ...................
  Dale A. Stringfellow,      53 Director
   Ph.D....................
  Alan J. Main, Ph.D. .....  44 Director
  Michael J. Berendt,        49 Director
   Ph.D. ..................

  JOHN J. HORAN, Chairman of the Board of Directors of the Company since joining the Board in November 1992, served as the Chairman of the Board and Chief Executive Officer of Merck & Co., Inc. from 1975 through 1985. Mr. Horan held a variety of positions with Merck from 1952 until his retirement from the Merck Board in 1993. He has also served on the Board of Directors of General Motors Corporation, J.P. Morgan, Inc., Morgan Guaranty Bank, NCR Corporation, Burlington Mills, Celgene Corporation, PathoGenesis Corporation, and as Chairman of Atrix Laboratories, Inc. Mr. Horan is a past Chairman of the Pharmaceutical Manufacturers Association and a Director of the Robert Wood Johnson Foundation.

  WALTER GILBERT, PH.D., Vice Chairman of the Board of Directors, joined the Company as a founding scientist in March 1992. Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He was a founder of Biogen, Inc. and its Chairman of the Board and Chief Executive Officer from 1981 to 1985. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biology, Biochemistry and Molecular Biology, and Molecular and Cellular Biology. He presently holds the Carl M. Loeb University Professorship at Harvard University.

  PETER D. MELDRUM has been a Director of the Company since its inception in May 1991 and has been President and Chief Executive Officer of the Company since November 1991. Prior to joining the Company he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He received an M.B.A. degree from the University of Utah in 1974 and a B.S. degree in Chemical Engineering from the University of Utah in 1970.

  MARK H. SKOLNICK, PH.D., a scientific founder of the Company, has been a director of the Company and Executive Vice-President of Research and Development since its inception in 1991, and has served as Chief Scientific Officer since 1997. Dr. Skolnick and several colleagues were the first to conceive of using restriction fragment length polymorphism technology as genetic markers, a breakthrough that underpins the Human Genome Project. He received his Ph.D. in Genetics from Stanford University in 1975, and a B.A. degree in Economics from the University of California at Berkeley in 1968.

  ARTHUR H. HAYES, JR., M.D., a Director of the Company since November 1992, served as Commissioner of the U.S. Food and Drug Administration from 1981 to 1983. Since 1991 he has served as the President and CEO of Mediscience Associates, Inc. From 1986 to 1991, Dr. Hayes served as the President and CEO of EM Pharmaceuticals, Inc., the United States affiliate of E. Merck of Darmstadt, Germany. He also served as Provost and Dean of New York Medical College from 1983 to 1986. Dr. Hayes currently serves as the Vice Chairman and Medical Director of Nelson Communications, Inc. Dr. Hayes serves on the board of the following publicly traded companies: Napro Biotherapeutics, Inc. and Celgene Corporation. He also serves on the Board of Directors of the Macy Foundation and the Food and Drug Law Institute.

  DALE A. STRINGFELLOW, PH.D., a Director of the Company since December 1991, has been President of Berlex BioSciences, a wholly owned subsidiary of Schering AG, since June 1995. Prior to that he was President, CEO and a Director of Celtrix Pharmaceuticals from July 1990 until April 1995. In addition, Dr. Stringfellow has held other positions, including Vice President and Senior Director of Preclinical Cancer Research at Bristol-Myers Squibb Co.; Research Head, Cancer Virology and Cellular Biology Research at Upjohn Company; and Vice President, Research and Development at Collagen Corporation.

  ALAN J. MAIN, PH.D., a Director of the Company since April 1995, is Senior Vice-President of Research at Novartis Pharmaceuticals Corporation, located in Summit, New Jersey. Prior to this position, Dr. Main was Senior Vice-President of Research and Preclinical Development from 1992 to 1997 for Ciba Pharmaceuticals Division. He received a B.Sc. with honors in Chemistry from the University of Aberdeen, Scotland in 1975 and a Ph.D. in Organic Chemistry from the University of Liverpool, England in 1978. He is a Fellow of the Royal Chemical Society and serves on the Board of Directors of the Inflammation Research Association and the Research and Development Council of New Jersey.

  MICHAEL J. BERENDT, PH.D., a Director of the Company since February 1997, is currently serving as Senior Vice-President, Pharmaceutical Research at Bayer Corporation, located in West Haven, Connecticut. Dr. Berendt has been with Bayer since 1993 and has served as Director and subsequently Vice-President of Bayer's Institute for Bone & Joint Disorders and Cancer. He received his Doctorate in Microbiology/Immunology at Hahnemann Medical University. Dr. Berendt also serves on the Board of Directors of Onyx Pharmaceuticals, Inc. and Waters Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

  Meeting Attendance. During the fiscal year ended June 30, 1998 there were four meetings of the Board of Directors, and the various committees of the Board of Directors met a total of two times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during Fiscal 1998.

  Audit Committee. The Audit Committee, which met one time in Fiscal 1998, has three members, Dale A. Stringfellow, Ph.D. (Chairman), Walter Gilbert, Ph.D. and Arthur H. Hayes, Jr., M.D. The Audit Committee reviews the engagement of the Company's independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  Compensation Committee. The Compensation Committee, which met one time during Fiscal 1998, has three members, Walter Gilbert, Ph.D. (Chairman), John
J. Horan and Dale A. Stringfellow, Ph.D. The

Compensation Committee administers the Company's stock plans and reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company.

  Nominating Committee. The Company does not have a standing Nominating
Committee.

  Compensation Committee Interlocks and Insider Participation. The Compensation Committee has three members, Walter Gilbert, Ph.D. (Chairman), John J. Horan and Dale A. Stringfellow, Ph.D. No executive officer of the Company is a member of the Compensation Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

  The Company pays each non-employee director $2,000 for each meeting of the Board of Directors that he attends. Non-employee directors nominated pursuant to a contractual agreement are not entitled to such fee. All directors are reimbursed for their out-of pocket expenses incurred in attending meetings.

  Directors who are not employees of the Company or any affiliate are entitled to receive options under the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "Plan"). The Plan provides for an annual grant to each non-employee director of a non-qualified option to purchase 7,500 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the grant date. Options granted under the Plan to non-employee directors vest in three equal installments beginning on the first anniversary of the date of grant, assuming continued membership on the Board. Options for thirty thousand (30,000) shares were granted under this formula during Fiscal 1998.

EXECUTIVE OFFICERS

  The names of, and certain information regarding, executive officers of the Company who are not also directors, are set forth below. Except for executive officers who have employment agreements with the Company, the executive officers serve at the pleasure of the Board of Directors.

             NAME           AGE                      POSITION
             ----           ---                      --------
   Gregory Critchfield,
    M.D. ..................  47  President, Myriad Genetic Laboratories, Inc.
   James S. Kuo, M.D. .....  34  Vice President of Business Development
   Jay M. Moyes............  44  Chief Financial Officer, Vice President of Finance
   Arnold Oliphant,
    Ph.D. .................  38  Vice President Research, Functional Genomics

  GREGORY CRITCHFIELD, M.D., President of Myriad Genetic Laboratories, Inc., a wholly owned subsidiary, joined the Company in July 1998. Dr. Critchfield previously served as Senior Vice President, Chief Medical and Scientific Officer of Quest Diagnostics (formerly Corning Clinical Laboratories). Prior to Quest Diagnostics, Dr. Critchfield was Director of Clinical Pathology for Intermountain Health Care. Dr. Critchfield received his M.D. from the University of Utah and his M.S. in Biophysical Sciences from the University of Minnesota. He is Board Certified in Clinical Pathology.

  JAMES S. KUO, M.D., was appointed Vice President of Business Development in June 1998. Dr. Kuo previously served as President and Chief Executive Officer of Discovery Laboratories, a publicly-traded biopharmaceutical company. Dr. Kuo continues to serve as a Director of Discovery Laboratories. Prior to his employment with Discovery Laboratories, Dr. Kuo was a licensing and development officer with Pfizer, Inc. Prior to Pfizer, Dr. Kuo served as Managing Director of venture analysis at HealthCare Ventures, a venture capital group in Edison, New Jersey where he managed a $378 million portfolio. Dr. Kuo received his M.D. from the University of Pennsylvania School of Medicine and his M.B.A. Degree from the Wharton School of Business, where he concentrated in health care management and finance.

  JAY M. MOYES, Vice President of Finance since July 1993 and named Chief Financial Officer in June 1996, served as Vice President of Finance and Chief Financial Officer of Genmark, Inc. from 1991 through July 1993. Mr. Moyes held various positions with the accounting firm of KPMG Peat Marwick LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. degree from the University of Utah, a B.A. degree in economics from Weber State University, and is a Certified Public Accountant.

  ARNOLD OLIPHANT, PH.D., Vice President Research, Functional Genomics since June 1996, joined the Company in February 1995. Dr. Oliphant served the Company as a Senior Scientist and later a Program Manager directing the Company's technology development program before being named to his current position. Prior to joining the Company, Dr. Oliphant led the assay development team for Pioneer Hi-Bred, a major agricultural genetics company. He received a Ph.D. in genetics from the Harvard Medical School and a bachelor's degree in biology from the University of Utah.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of June 30, 1998 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended June 30, 1998.

                                                                LONG TERM
                                     ANNUAL COMPENSATION       COMPENSATION
                                ------------------------------ ------------
                                                     OTHER      SECURITIES
NAME AND PRINCIPAL       FISCAL                      ANNUAL     UNDERLYING     ALL OTHER
    POSITION              YEAR   SALARY   BONUS   COMPENSATION  OPTIONS(#)  COMPENSATION(1)
------------------       ------ -------- -------- ------------ ------------ ---------------
Peter D. Meldrum........  1998  $275,324 $100,000   $    --       40,000        $5,072
  President and Chief     1997  $240,325 $ 90,000   $    --       40,000        $5,180
  Executive Officer       1996  $205,324 $ 85,000   $    --       40,000        $5,651

Mark H. Skolnick, Ph.D..  1998  $245,324 $ 70,000   $    --       35,000        $5,157
  Executive Vice          1997  $215,324 $ 75,000   $    --       40,000        $5,681
  President of            1996  $176,151 $ 72,000   $    --       40,000        $6,714
  Research and
  Development

Jay M. Moyes............  1998  $145,324 $ 30,000   $    --       15,000        $5,255
  Vice President of       1997  $125,324 $ 40,000   $    --       20,000        $5,085
  Finance, Chief          1996  $105,284 $ 40,000   $    --       20,000        $4,303
  Financial Officer

Arnold Oliphant, Ph.D...  1998  $135,419 $ 30,000   $    --        8,000        $5,488
  Vice President          1997  $ 79,529 $ 10,868   $    --       28,500        $3,132
  Research, Functional    1996  $ 60,774 $  3,031   $    --        6,500        $2,503
  Genomics

Janet E. Haskell........  1998  $180,324 $     --   $    --           --        $5,760
  President, Myriad       1997  $170,324 $ 30,000   $    --       10,000        $5,903
  Genetic                 1996  $112,743 $ 47,000   $53,817      140,000        $3,811
  Laboratories, Inc.

--------
(1) All Other Compensation includes (i) the dollar value of premiums paid by the Company with respect to term life insurance for the benefit of each named executive officer and (ii) the Company's matching contributions made under its 401(k) plan on behalf of each named executive officer.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding each stock option granted during Fiscal 1998 to each of the named executive officers. The potential realizable values that would exist for the respective options are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full term of the option. Actual gains, if any, on stock options, exercises and Common Stock holdings are dependent on the future performance of the Common Stock.

                                                                            POTENTIAL
                                      INDIVIDUAL GRANTS                REALIZABLE VALUE AT
                         ---------------------------------------------   ASSUMED ANNUAL
                         NUMBER OF    % OF TOTAL                         RATES OF STOCK
                         SECURITIES    OPTIONS                         PRICE APPRECIATION
                         UNDERLYING   GRANTED TO  EXERCISE               FOR OPTION TERM
                          OPTIONS    EMPLOYEES IN   PRICE   EXPIRATION -------------------
NAME                     GRANTED(#)  FISCAL YEAR  ($/SHARE)    DATE       5%       10%
----                     ----------  ------------ --------- ---------- -------- ----------
Peter D. Meldrum........   40,000(1)       9%      $18.625   6/4/2008  $468,526 $1,187,338
Mark H. Skolnick........   35,000(1)       8%      $18.625   6/4/2008  $409,961 $1,038,921
Jay M. Moyes............   15,000(1)       3%      $18.625   6/4/2008  $175,697 $  445,252
Arnold Oliphant.........    8,000(1)       2%      $18.625   6/4/2008  $ 93,705 $  237,468
Janet E. Haskell........       --         --%      $    --         --  $     -- $       --

--------
(1) Options were granted pursuant to the Plan. Options granted vest 20% upon each anniversary date of the date of grant. Options terminate ten years after the grant date, subject to earlier termination in accordance with the Plan and the applicable option agreement. Vesting of options will accelerate upon a change in control of the Company in accordance with the applicable option agreement. Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the closing price of the Common Stock on the Nasdaq Stock Market on the trading day immediately preceding the grant date.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table provides information regarding the exercises of options by each of the named executive officers during Fiscal 1998. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1998 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock.

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED   VALUE OF THE UNEXERCISED
                          SHARES            OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                         ACQUIRED                     END              AT FISCAL YEAR-END(1)
                            ON     VALUE   ------------------------- -------------------------
NAME                     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Peter D. Meldrum........  17,143  $280,717    34,000      116,000    $   76,250    $152,500
Mark H. Skolnick........  30,000  $736,035   117,513      113,858    $1,140,972    $184,295
Jay M. Moyes............   2,500  $ 51,000    24,385       51,516    $   97,586    $ 67,938
Arnold Oliphant.........      --  $     --    10,350       36,650    $   15,250    $ 15,250
Janet E. Haskell........  12,500  $155,938    54,500       68,000    $  339,313    $366,000

--------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $14.625, the closing sale price per share of the Company's Common Stock as reported by The Nasdaq Stock Market on June 30, 1998.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

  The Company entered into employment agreements with no defined term with Peter D. Meldrum, Mark H. Skolnick, Ph.D., Jay M. Moyes, and Arnold Oliphant, Ph.D. in May 1993, January 1994, July 1993, and February 1995, respectively. Either party may terminate employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of the Company during and after employment and will not compete with the Company during the term of employment with the Company.

  The Company entered into an employment agreement with no defined term with Janet E. Haskell in August 1996. In July 1998, Ms. Haskell's employment was terminated without cause. Pursuant to the agreement, the Company must pay Ms. Haskell's salary for 12 months following termination or until Ms. Haskell finds new employment, whichever occurs first. The employment agreement also provides that she will not disclose confidential information of the Company after employment. Pursuant to the Plan, Ms. Haskell's options remain exercisable, to the extent vested at the time of termination of her employment, for a period of three months.

  In the event of a change in control of the Company (as defined in the Plan), all outstanding unvested options, including options held by Messrs. Meldrum, Skolnick, Moyes and Oliphant, will become immediately vested, unless provision is made for the continuation of such options pursuant to the applicable provisions of the Plan.

                       REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

 Overview

  The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed entirely of outside directors. The Compensation Committee, which consists of Dr. Gilbert, Mr. Horan and Dr. Stringfellow, is responsible for establishing and administering the Company's executive compensation policies. This report addresses the compensation policies for fiscal year 1998 as they affected Mr. Meldrum, in his capacity as President and Chief Executive Officer of the Company, and the other executive officers of the Company.

 General Compensation Policy

  The objectives of the Company's executive compensation program are to:

--Provide a competitive compensation package that will attract and retain superior talent and reward performance.

--Support the achievement of desired Company performance.

--Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock, thereby encouraging the achievement of superior results over an extended period.

Executive Officer Compensation Program

  The Company's executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on the achievement of predetermined objectives; and (iii) long-term incentive compensation in the form of periodic stock option grants, with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

  The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with the Company to attract and retain employees.

  In considering compensation of the Company's executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. The Company does not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee's present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

 Base Salary

  The Compensation Committee reviews base salary levels for the Company's executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies. In determining salaries the Compensation Committee also takes into consideration individual experience and performance. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to the Company. Within this comparison group, the Company seeks to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to the Company's performance. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies to attract talented personnel.

 Annual Incentive Bonuses

  The Company, along with each executive officer, establishes goals related specifically to that officer's areas of responsibility. The Compensation Committee determines the amount of each executive's bonus based on a subjective assessment by the Compensation Committee of the officer's progress toward achieving the established goals. Bonuses are awarded on an annual basis.

 Long-term Incentive Compensation

  Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Compensation Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

 Chief Executive Officer Compensation

  Mr. Meldrum was appointed to the position of President and Chief Executive Officer in November 1991. In May 1993, Mr. Meldrum entered into the Company's standard Employment Agreement as required of all Company employees. Under this agreement, Mr. Meldrum receives an annual base salary of $100,000, which salary has been increased by the Board of Directors periodically. This is consistent with the range of salary levels received by his counterparts in companies in the biotechnology industry and other comparable companies. The Compensation Committee believes Mr. Meldrum has managed the Company well in a challenging business climate and has continued to move the Company towards its long-term objectives.

  The Company granted stock options to Mr. Meldrum to purchase 40,000 shares at an exercise price of $24.75 in fiscal 1996, 40,000 shares at an exercise price of $27.125 in fiscal 1997, and 40,000 shares at an exercise price of $18.625 in fiscal 1998. This option package is designed to align the interests of Mr. Meldrum with those of the Company's stockholders with respect to short-term operating results and long term increases in the price of the Company's stock. The grant of these options is consistent with the goals of the Company's stock option program as a whole.

                                          THE COMPENSATION COMMITTEE:

                                          Walter Gilbert, Ph.D., Chairman
                                          John J. Horan
                                          Dale A. Stringfellow, Ph.D.

PERFORMANCE GRAPH

  The following graph compares the quarterly percentage change in the Company's cumulative total stockholder return on its Common Stock during a period commencing on October 6, 1995 (the date of the Company's initial public offering) and ending on June 30, 1998 (as measured by dividing (A) the difference between the Company's share price at the end and the beginning of the measurement period by (B) the share price at the beginning of the measurement period) with the cumulative total return of The Nasdaq Stock Market and the Nasdaq Health Services Stock Index during such period. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.




               COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURN
             AMONG MYRIAD GENETICS, INC., NASDAQ STOCK INDEX (U.S.)
                     AND NASDAQ HEALTH SERVICES STOCKS

                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period             MYRIAD        NASDAQ STOCK   NASDAQ HEALTH
(Fiscal Year Covered)      GENETICS, INC.    INDEX (U.S.)   SERVICES STOCKS
-------------------        --------------    ------------   ---------------
Measurement Pt- 10/06/95   $100              $100           $100
FYE   06/28/96             $138.89           $118.19        $135.48
FYE   06/30/97             $150.00           $143.70        $124.39
FYE   06/30/98             $ 81.25           $189.62        $121.26

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that each of the following officers and directors filed late his year-end Form 5 disclosing the number of transactions indicated: Mr. Meldrum (1 transaction); Dr. Skolnick (2 transactions); Mr. Moyes (1 transaction); Dr. Oliphant (1 transaction); and Dr. Kuo (2 transactions).

                             ELECTION OF DIRECTORS

                                (NOTICE ITEM 1)

  Under the Company's Restated Certificate of Incorporation and Restated By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors has fixed the size of the Board at eight directorships.

  The Board of Directors currently consists of the following eight members:
Michael J. Berendt, Ph.D., Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., John J. Horan, Alan J. Main, Ph.D., Peter D. Meldrum, Mark H. Skolnick, Ph.D. and Dale A. Stringfellow, Ph.D.

  The Company's Board of Directors is divided into three classes. The Class I Directors with a term ending in 2000 are Dr. Berendt, Dr. Main and Dr. Stringfellow; the Class II Directors with a term ending in 1998 are Mr. Meldrum and Dr. Skolnick (the "Class II Directors"); and the Class III Directors with a term ending in 1999 are Dr. Gilbert, Dr. Hayes and Mr. Horan.

  On September 10, 1998, the Board of Directors voted to nominate and recommend to the Stockholders the election of the Class II Directors to the Board of Directors with a term ending in 2001. At each annual meeting of Stockholders, directors are elected for a full term of three years. Directors chosen to fill vacancies on the classified board shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires.

  Unless authority to vote for either of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

  A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MR. PETER MELDRUM AND DR. MARK SKOLNICK AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                        INDEPENDENT PUBLIC ACCOUNTANTS

                                (NOTICE ITEM 2)

  The Board of Directors has appointed KPMG Peat Marwick LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 1999. The Board proposes that the Stockholders ratify this appointment, although such ratification is not required under Delaware law or the Company's Restated Certificate of Incorporation or Restated By-Laws. KPMG Peat Marwick LLP audited the Company's financial statements for the fiscal year ended June 30, 1998. The Company expects that representatives of KPMG Peat Marwick LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

  In the event that ratification of the appointment of KPMG Peat Marwick LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  To be considered for inclusion in the proxy statement relating to the Annual Meeting of Stockholders to be held in 1999, Stockholder proposals must be received, marked for the attention of: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108, not later than June 15, 1999. For Stockholder proposals and director nominations to be considered for presentation at the Annual Meeting (although not included in the proxy statement), the Company's Restated By-Laws require that notice of such Stockholder proposals and nominations be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to November 12, 1999, unless the date of the 1999 Annual Meeting is more than 30 days before or more than 60 days after November 12, 1999, in which event Stockholders may deliver such notice not earlier than the 90th day prior to the 1999 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 1999 Annual Meeting or the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 1999 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          /s/ Corenne Wooldridge

                                          Corenne Wooldridge
                                          Secretary

October 13, 1998

  THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1998 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600).

--------------------------------------------------------------------------------


                             MYRIAD GENETICS, INC.
  THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 13, 1998 in connection with the Annual Meeting to be held at 9:00 a.m. on Thursday, November 12, 1998, at the Salt Lake City Marriott Hotel, 75 S. West Temple, Salt Lake City, Utah and hereby appoints Peter D. Meldrum and Jay M. Moyes, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

SEE REVERSE SIDE FOR ALL PROPOSALS. If you with to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                       (SEE REVERSE SIDE)
                                                        ----------------

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------
This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Directors and FOR Proposal 2.

                                                   Please Mark
                                                   your vote as  [X]
                                                   indicated in
                                                   this example


The Board of Directors recommends a vote FOR Proposals 1 and 2.
1. Election of Directors (To the right).

------------------------------------------------------------------
[_] For all nominees except as noted above.


FOR    WITHHELD    ELECTION OF DIRECTORS (or if any nominee is not available for election, such substitute as the Board of Directors may designate)

[_]    [_]         NOMINEES: Peter D. Meldrum and Mark H. Skolnick, Ph.D.


2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

            FOR    AGAINST    ABSTAIN
            [_]      [_]        [_]


                                     IN THEIR DISCRETION THE PROXIES ARE
                                     AUTHORIZED TO VOTE UPON SUCH OTHER
                                     MATTERS AS MAY PROPERLY COME BEFORE
                                     THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                     I PLAN TO ATTEND THE MEETING    [_]

                                     Please sign exactly as name(s) appears
                                     hereon. Joint owners should each sign.
                                     When signing as attorney, executor,
                                     administrator, trustee or guardian,
                                     please give full title as such.

                                     Date _________________________________

                                     Signature: ___________________________

                                     Date _________________________________

                                     Signature: ___________________________

--------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*